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                                                                   EXHIBIT 23(a)

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Netplex Systems, Inc.

We have issued our report dated May 31, 2001, (except for Note 14 as to which the date is June 29, 2001) accompanying the consolidated financial statements of Netplex Systems, Inc. and subsidiaries contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption "Experts".

/s/ Grant Thornton, LLP

Vienna, Virginia
June 29, 2001